Exhibit 10.1

STOCK OPTION AGREEMENT

FOR THE GRANT OF NON-QUALIFIED STOCK OPTIONS

UNDER THE EIGHTH AMENDED AND RESTATED

OMNI ENERGY SERVICES CORP.

STOCK INCENTIVE PLAN

THIS AGREEMENT is effective as of January 1, 2010 by and between OMNI Energy Services Corp., a Louisiana corporation (the “Company”), and Ron Mogel (the “Optionee”).

WHEREAS Optionee is the Senior Vice President & Chief Financial Officer of the Company and the Company considers it desirable and in its best interest that Optionee be given an inducement to acquire a proprietary interest in the Company and an incentive to advance the interests of the Company by possessing an option to purchase shares of the common stock of the Company, $.01 par value per share (the “Common Stock”) in accordance with the Eighth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”).

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

I.

Grant of Option

The Company hereby grants to Optionee effective January 1, 2010 (the “Date of Grant”) the right, privilege and option to purchase 150,000 shares of Common Stock (the “Option”) at a price of $1.26 per share (the “Exercise Price”). The Option shall vest and become exercisable as provided in Section II below. The Option is a non-qualified stock option and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

II.

Vesting Schedule

Subject to the provisions of the Plan and the other provisions of this Section II, and provided Optionee remains employed by the Company on December 31, 2013, Options shall vest and become exercisable on December 31, 2013 to the extent performance targets are achieved as set forth on Exhibit A.

III.

Time of Exercise

3.1 During Optionee’s lifetime, the Option may be exercised only by him or his guardian if he has been declared incompetent. In the event of death, the Option may be exercised as provided herein by the Optionee’s estate or by the person to whom such right devolves as a result of the Optionee’s death.

3.2 If Optionee ceases to be an employee because of death or disability within the meaning of Section 22(e)(3) of the Code (“Disability”), the Option may be exercised, to the extent vested at the time of termination of employment, only within one year from the date on which the Optionee ceases to be an employee, but in no event later than ten years following the Date of Grant.

3.3 If Optionee ceases to be an employee because of retirement, the Option may be exercised, to the extent vested at the time of termination of employment, only within eighteen (18) months from the date on which Optionee ceases to be an employee, but in no event later than ten years following the Date of Grant.

3.4 If Optionee’s employment is terminated, other than as a result of death, Disability or retirement, the Option may be exercised, to the extent vested at the time of termination of employment, only within three months from the date on which Optionee ceases to be an employee, but in no event later than ten years following the date of grant.

3.5 The Option shall expire and may not be exercised later than ten years following the Date of Grant.

IV.

Method of Exercise of Option

4.1 Optionee may exercise all or a portion of the vested Option per Section II by delivering to the Company a signed written notice of his intention to exercise the Option, specifying therein the number of shares to be purchased. Upon receiving such notice, and after the Company has received full payment of the Exercise Price, the appropriate officer of the Company shall cause the transfer of title of the shares purchased to Optionee on the Company’s stock records and cause to be issued to Optionee a stock certificate for the number of shares being acquired. Optionee shall not have any rights as a shareholder until the stock certificate is issued to him.

4.2 The Option may be exercised by the payment of the Exercise Price in cash, in shares of Common Stock held for six months or in a combination of cash and shares of Common Stock held for six months. The Optionee may also pay the Exercise Price by delivering a properly executed exercise notice together with irrevocable instructions to a broker approved by the Compensation Committee (with a copy to the Company) to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Price.

V.

No Contract of Employment Intended

Nothing in this Agreement shall confer upon Optionee any right to continue in the employment of the Company or any of its subsidiaries, or to interfere in any way with the right of the Company or any of its subsidiaries to terminate Optionee’s employment relationship with the Company or any of its subsidiaries at any time.

VI.

Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

VII.

Non-Transferability

The Option granted hereby may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will, by the laws of descent and distribution or pursuant to a domestic relations order, as defined in the Code, and shall not be subject to execution, attachment or similar process.

VIII.

Inconsistent Provisions

The Option granted hereby is subject to the provisions of the Plan as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year first above written.

OMNI ENERGY SERVICES CORP.

By:	/s/ Brian J. Recatto
Title:	President & CEO

/s/ Ronald D. Mogel
Optionee

EXHIBIT A

Total Shares: 150,000

Vesting Date: December 31, 2013

Number of Options vested on December 31, 2013: Up to 37,500 options per year based on achievement of performance targets set forth below.

Stock price base (at January 1, 2010): $1.26 per share

EBITDA base (2009): $24.0 million

Performance Targets (50/50 weighting):

	Annual Per Share Increase in Stock Price	Cumulative Stock Price Target	Annual Organic EBITDA Increase (Excluding Acquisitions)	Actual EBITDA Target
December 31, 2010	$0.64	$1.90	$2.4 million	$26.4 million
December 31, 2011	$0.90	$2.80	$2.6 million	$29.2 million
December 31, 2012	$1.45	$4.25	$2.9 million	$31.9 million
December 31, 2013	$2.15	$6.40	$3.2 million	$35.1 million

If the performance targets (annual per share increase in stock price and annual organic EBITDA increase (excluding acquisitions)) are met at the end of any year, the 37,500 options for that year shall be earned for that year and vest on the Vesting Date. If the performance targets are not met in a given year, then the 37,500 options for that year shall be earned pro rata for that year based on the percentage achievement of performance targets for that year. For example, if on December 31, 2010, the stock price has increased $0.40 per share and the EBITDA has increased 8% or $1.92 million, then 26,719 options shall be earned, calculated by 18,750 ($0.40/$0.64) + 18,750 (8%/10%), meaning 11,719 options shall be earned based on the stock price increase and 15,000 options shall be earned based on the EBITDA increase.

To the extent any options are unearned in a given year because the targeted annual per share increase in stock price for such year was not met, and at the end of any subsequent year, the price per share of the common stock of the Company exceeds the cumulative stock price per share target as of such date, then any options unearned in any prior year because the targeted annual per share increase in stock price for such year was not met will be considered earned at the end of such subsequent year.

To the extent any options are unearned in a given year because the targeted annual organic EBITDA increase for such year was not met, and at the end of any subsequent year, the actual organic EBITDA target level is met for such year, then any options unearned in any prior year because the targeted annual organic EBITDA increase for such year was not met will be considered earned at the end of such subsequent year.